Exhibit 9

AMENDED AND RESTATED GORSEK VOTING TRUST AGREEMENT

This Voting Trust Agreement made as of June 14, 2007, among Wayne Gorsek (“Beneficiary”), Vitacost.com, Inc., a Delaware corporation (“Company”), Robertson VT, Inc. (the “Trustee”) and Ira P. Kerker, as CEO of the Company.

WHEREAS, Beneficiary is the largest shareholder of Company. Company intends to file a registration statement on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) for the registration of shares of Common Stock for sale pursuant to an initial public offering (“IPO”), comprised of both newly issued shares and certain selling shareholder shares. The date of declaration of effectiveness of the IPO’s registration statement is hereinafter referred to as the “Effective Date;” and

WHEREAS, Company shall apply for listing of its common stock with Nasdaq to be declared effective on the Effective Date. The Nasdaq National Market (“Nasdaq”) has advised the Company that listing on Nasdaq shall be conditioned upon Beneficiary establishing a voting trust for all common stock, options and warrants now owned or hereafter acquired or granted by Beneficiary, containing terms satisfactory to Nasdaq, and the parties are entering into this Agreement in order to satisfy this requirement of Nasdaq as a pre-condition to the approval of the listing application to be submitted by Company; and

WHEREAS, Beneficiary believes that establishment of this Voting Trust will enable the Company to move forward with its proposed IPO, which will benefit the Company and therefore benefit its shareholders, including Beneficiary (either as a direct stockholder or indirectly through his beneficial ownership of Company); and

WHEREAS, Beneficiary desires to deposit all shares of common stock and all securities issued by, convertible into or exercisable for securities issued or issuable by the Company to Beneficiary whether, directly or indirectly, beneficially owned by Beneficiary or any member of his immediate family or any company or entity controlled by the Beneficiary or any member of his immediate family or any affiliate of Beneficiary or any member of his immediate family (collectively, “Subject Securities”) with the Trustee, to promote the parties’ mutual interest (the “Voting Trust”); and

WHEREAS, in consideration for Beneficiary’s agreement to enter into this Agreement, Company agrees to pay all Trustee’s fees and expenses called for herewith; and

WHEREAS, the Trustee has consented to act under this Agreement for the purposes herein provided.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

1. Recitals/Fees:

1.1 The recitals set forth above are incorporated by reference herein and made a party hereof, as if fully rewritten.

1.2 In consideration for Beneficiary’s agreement to enter into this Agreement and to place the Subject Securities in the Voting Trust, Company will agree to pay all Trustee’s fees and expenses called for herewith.

2. Voting Trust Agreement. A duplicate of this Agreement, and of any amendment or extension hereof, shall be filed with the secretary of Company and shall be open to inspection by any shareholder of Company and by Beneficiary, upon the same terms as the records of shareholders of Company are open to inspection. All voting trust certificates (hereinafter called “Certificates” or “Voting Trust Certificates”) issued as hereinafter provided shall be issued, received and held subject to all the terms of this Agreement. The Voting Trust established hereby is referred to as the “Gorsek Vitacost Voting Trust.”

3. Representations and Warranties and Covenants.

3.1 The Trustee hereby represents and warrants that it is not affiliated, directly or indirectly, with Company or Beneficiary or any company or entity that is controlling, controlled or under common control with Beneficiary or Company. Trustee further agrees that Kenneth H. Robertson is the sole stockholder, officer and director of Trustee and Trustee agrees that during the term of this voting trust it shall not change its officers or directors until the death or disablity of Kenneth H. Robertson, in which event: (i) the Company shall have the right to appoint a successor trustee; and (ii) Trustee shall thereafter appoint a successor officers, directors and prohibit its stockholders from having any affiliation directly or indirectly with Company or Beneficiary or any company or entity that is controlling, controlled or under common control with Beneficiary or Company. It is agreed that the person or entity to be approved as Trustee and any successor, assign or replacement will be subject to approval by The Nasdaq Stock Market, Inc. (hereinafter, “Nasdaq”).

3.2 Beneficiary represents and warrants to Company that Exhibit A details all of Company’s shares of capital stock directly or indirectly issued to Beneficiary and all securities issued by, convertible into or exchangeable or exercisable for securities issued or issuable by the Company to Beneficiary, whether directly or indirectly beneficially owned by Beneficiary or any member of his immediate family or any company or entity controlled by the Beneficiary or any member of his immediate family or any affiliate of Beneficiary or any member of his immediate family. For purposes of this Agreement, the term “immediate family” shall include, but not be limited to, Beneficiary’s spouse and any relative of Beneficiary by blood or marriage and any relative of his spouse, who lives with Beneficiary or his spouse or in a home owned by Beneficiary or his spouse.

3.3 Beneficiary represents and confirms that he has the full power, corporate and otherwise, to agree to the terms set forth in this Agreement, including, but not limited to, his agreement to contribute or cause to be contributed all Subject Securities, whether directly or indirectly beneficially owned by Beneficiary or any of his immediate family members or any company or entity controlled by Beneficiary or any member of his immediate family, or any affiliate of Beneficiary or any member of his immediate family.

4. Contribution of Subject Securities to the Trustee.

4.1 Beneficiary, upon execution of this Agreement, hereby agrees to tender no later than 5 days following the date hereof to Kerker, on behalf of Company, in trust, the certificates for the Subject Securities, together with assignments separate from certificate, to be released from trust by Kerker, on behalf of Company, upon the declaration of effectiveness of the Registration Statement, at which time said Subject Securities shall be assigned and transferred to the Trustee, and the Trustee is directed to forward the certificates for all the Subject Securities detailed in Exhibit A, including the shares of common stock issued or to issue upon exercise of the stock options in favor of Beneficiary in whole or in part, for the purpose of vesting in the Trustee the right to vote such Subject Securities under the terms and subject to the conditions and for the period set forth in this Agreement. In the event this Agreement is terminated prior to the Effective Date, then Kerker, on behalf of the Company, is directed to return the certificates and assignments delivered in trust to Beneficiary. Beneficiary may exercise any securities convertible into or exercisable for common stock issuable by Company pursuant to their respective terms (the “Convertible Securities”), by giving the Trustee a written instruction indicating the number of Convertible Securities to be exercised and other required details as may be reasonably required by the Trustee, and transfer to the Trustee the exercise price therefore, or in the event of cashless exercise, then an appropriate adjustment will be made in the number of shares issued and/or remaining issuable. The Trustee will effect the exercise of the Convertible Securities requested by Beneficiary (together with any required stock powers and/or assignments) and any and all ordinary shares to be issued upon such exchange, conversion or exercise will be deposited with the Trustee pursuant to the terms of this Agreement and such shares of common stock will be deemed to be “Subject Securities”. All certificates for the Subject Securities transferred by Beneficiary to the Trustee shall be endorsed, or accompanied by such instruments of transfer, as to enable the Trustee to cause such certificates to be registered in the name of the Trustee, as hereinafter provided. Upon receipt by the Trustee of the certificates for any of the Subject Securities and the transfer of them into the name of the Trustee, the Trustee shall hold such Subject Securities in trust for the Beneficiary and shall thereupon issue and deliver to Beneficiary a Certificate representing the Subject Securities so deposited.

4.2 All certificates for Subject Securities transferred and delivered to the Trustee pursuant to this Agreement shall be surrendered by the Trustee to Company and cancelled, and new certificates therefor shall be issued to and held by the Trustee in the name of the Trustee named herein as “Voting Trustee”.

5. Voting Trust Certificates. The Trustee shall maintain a Certificate register which will identify Beneficiary as owner of Certificates issued under this Agreement and the number of Subject Securities represented by each Certificate. The Certificates shall be in the form attached hereto as Exhibit B. Beneficiary shall retain the entire economic and beneficial ownership rights in all of the Subject Securities held in the Voting Trust.

6. Transfer of Certificates.

6.1 The Certificates, if and to the extent transferable under this Agreement and applicable securities law, shall be transferable at the principal office of the Trustee, on the books of the Trustee, by Beneficiary, upon surrender thereof as set forth below. If a transfer of Certificates is so permitted, Beneficiary shall notify the Trustee of the details of such transfer, including required details regarding the transferee and number of Certificates being transferred, and shall surrender to the Trustee the Certificate or Certificates being transferred, properly endorsed for transfer. The Trustee, upon receipt of such notice and Certificate(s), shall transfer the Certificate(s) on the Certificate registry and issue a new Certificate to the transferee (or cause Company to issue new certificates directly in the name of the transferee if permitted pursuant to Section 7 below). Until so transferred, the Trustee may treat Beneficiary as the owner of each Certificate for all purposes, notwithstanding any notice to the contrary. As a condition to making any transfer or delivery of Certificates, the Trustee may require compliance by the transferee with any applicable (i) law in connection therewith, and (ii) any requirements of Nasdaq regarding the Subject Securities. The Trustee shall not be required to recognize any transfer of a Certificate not made in accordance with the provisions hereof.

6.2 If a Certificate is lost, stolen, mutilated or destroyed, Beneficiary thereof shall notify the Trustee promptly and the Trustee shall issue to Beneficiary a duplicate of such Certificate upon receipt of: (i) evidence of such fact satisfactory to the Trustee; (ii) indemnity satisfactory to the Trustee against loss or liability that might arise due to the issuance of such new Certificate; (iii) the existing Certificate, if mutilated; and (iv) the reasonable fees and expenses of the Trustee in connection with the issuance of a new Certificate.

6.3 The provisions of this Section 6 will apply, mutatis mutandis, to all Certificates transferred to any transferee under the terms of this Agreement.

7. Limitation on Transfer; Release from Voting Trust.

7.1 From the date hereof and until the expiration or termination of this Agreement, Beneficiary may not transfer, sell, assign or give through any private transaction, sale, gift or other agreement regarding any sale or transfer of securities subject to the Voting Trust (collectively, the “Transfer”), unless permitted under this Section 7.

7.2 Notwithstanding anything to the contrary contained herein, Beneficiary may:

(a) Transfer Certificates to ancestors, siblings, descendants, immediate family members or a spouse of Beneficiary or to trusts for the benefit of such persons or for the benefit of Beneficiary or an entity controlled by Beneficiary; provided, that such transferee will unconditionally and irrevocably agree in writing to be bound by and become a party to this Agreement.

(b) Pledge, hypothecate, create a security interest in or lien on, or commit to do any of the foregoing with respect to the Subject Securities, to the extent such pledgee, lien or security interest holder is not affiliated, directly or indirectly, with the Beneficiary (and the same shall be reasonably acknowledged to the Trustee by such person or entity in writing); and provided, further, that such pledgee, lien or security interest holder unconditionally and irrevocably agrees in writing to be bound by and become a party to this Agreement.

(c) Instruct the Trustee, subject to pre-approval by Nasdaq, to effect a Transfer of Subject Securities to a transferee or transferees, to the extent such transferee(s) is/are not affiliated, directly or indirectly, with the Beneficiary (and the same shall be reasonably acknowledged to Company by such person or entity in writing). For purposes hereof, a “Transfer” shall constitute any private sale of Subject Securities made in compliance with applicable securities laws or any transfer by way of gift or passage pursuant to will, trust or intestacy.

(d) Instruct the Trustee to release from Voting Trust any number of Subject Securities to allow Beneficiary to affect one or more open market sales and upon such sale the securities so sold will no longer be subject to the Voting Trust or this

Agreement. For the purposes of this Agreement and the Voting Trust, “open market sales” shall mean: (i) exchange or sale of Subject Securities in a merger, consolidation or acquisition of Company with, into or by another person or entity; (ii) sales or exchange of Subject Securities based on any tender offer made by an acquirer/ purchaser to security holders of Company; (iii) repurchase of Subject Securities by Company; (iv) any public sale of Subject Securities in a secondary offering or otherwise or with respect to sales by Beneficiary as a selling shareholder pursuant to the IPO; (v) any sale or exchange of Subject Securities pursuant to an offer made by a person or entity generally to security holders of Company; or (vi) any open market sale of Subject Securities through a broker-dealer or market maker. For purposes of sub-clause (vi) in the definition of open market sales as such term is defined in this Section 7, “open market sale of Subject Securities through a broker-dealer or market maker” shall mean where the purchaser of such Subject Securities is not required to give customary representations and warranties regarding his intention to buy the securities for his own account and not for resell, as required by applicable securities laws.

(e) In connection with the sale and/or exchange of Subject Securities noted above, Beneficiary hereby represents, warranties and covenants that the Subject Securities will not be sold or exchanged pursuant to sub-clauses (i), (ii), (iv), (v) and (vi) of the definition of “open market sales” set forth in Section 7.2(c), to a purchaser who is an immediate family member or a direct or indirect affiliate of the Beneficiary or any entity or company that is controlling, controlled or under common control with the Beneficiary.

7.3 The following provisions will apply to any intended Transfer under Section 7.2(b) above:

(a) If the Transfer occurs during the period ending on the earlier of: (i) twelve (12) months following the Effective Date of the Registration Statement (the “Restricted Period”), then it will be made through a Transfer of Certificates pursuant to the terms of Section 6 above and the Subject Securities underlying the Certificates so transferred shall not be released from the Voting Trust. Any such Transfer will be subject to the transferee’s unconditional and irrevocable agreement in writing to be bound by and become a party to this Agreement. Promptly following the expiration of the Restricted Period, the Trustee shall release and transfer the number of Subject Securities represented by the transferee’s Certificate so that new certificates therefor shall be issued in the name of the transferee; provided, however, that the transferee surrenders the Certificate or Certificates representing the Subject Securities being released, following which the Voting Trust with respect to such securities will terminate.

(b) If the Transfer occurs following the Restricted Period, then the Trustee shall release and transfer the number of Subject Securities represented by the Certificate surrendered by Beneficiary and concurrently with such transfer the Voting Trust with respect to such securities will terminate.

7.4 Upon release of any Subject Security from the Voting Trust under the terms of this Section 7, the Trustee shall remove the corresponding Certificates from the Certificate registry and transfer the Subject Securities to the transferee so that new certificates therefor shall be issued in the name of the transferee, following which the Voting Trust with respect to such Subject Securities will terminate.

7.5 In the event any action under this Agreement requires the approval or notification of Nasdaq, the Trustee shall contact in writing, transmitted in any means permitted by Section 19, the contact person indicated in Section 19 with respect to Nasdaq. In the event, the person at Nasdaq does not respond within five (5) business days, the Trustee shall use its reasonable best efforts to contact such person at Nasdaq to obtain Nasdaq’s approval and consent. In the event Nasdaq does not respond within thirty (30) days from the date of Trustee’s first letter to Nasdaq either providing/granting or declining its consent to the transfer(s) which require approval or consent of Nasdaq under this Agreement, then Nasdaq shall be deemed to have consented and approved such transfer.

8. Subscription Rights. In case any stock or other securities of Company are offered for subscription to the holders of capital stock of Company deposited hereunder, through options, rights or otherwise, promptly upon receipt of notice of such offer, the Trustee shall mail a copy thereof to Beneficiary or any transferee of each Voting Trust Certificate (the Beneficiary and the transferees will be collectively referred, as the “Holders”). Upon receipt by the Trustee, at least five (5) days prior to the last day fixed by Company for subscription and payment, of a request from any Holder to subscribe on his behalf, accompanied by the sum of money required to pay for such capital stock or securities (not in excess of the amount subject to subscription in respect to the Subject Securities represented by the Voting Trust Certificate held by the Holder and entitled to participate in such offering), the Trustee shall make such subscription and payment on behalf of such Holder, and upon receiving from Company the certificates for such ordinary shares or securities, shall issue to the Holder a Voting Trust Certificate in respect thereof and such securities shall be considered Subject Securities.

9. Dividends. Until the termination of this Agreement pursuant to the terms of Section 17, the Holders shall be entitled to receive from the Trustee payments equal to all dividends or other distributions in cash, securities or other property received by the Trustee with respect to the Subject Securities represented by such Voting Trust Certificate, except as expressly provided in this Section 9. If any dividend or other distribution in respect of the shares deposited with the Trustee is paid, in whole or in part, in securities of Company (collectively, “Distribution Securities”), the Trustee shall likewise hold, subject to the terms of this Agreement, the certificates for such Distribution Securities which are received by the Trustee, and the Holder of each Certificate representing Subject Securities on which such dividend or distribution has been paid shall be entitled to receive a Voting Trust Certificate issued under this Agreement for the number of Distribution Securities so received with respect to the Subject Securities represented by such Voting Trust Certificate. The Holders entitled to receive the dividends on distribution described above shall be those registered as such on the transfer books of the Trustee at the close of business on the day fixed by Company as the record date in order to determine those holders of its ordinary shares entitled to receive such dividends. Any Distribution Securities shall be considered Subject Securities and therefore subject to the terms of this Agreement.

10. Dissolution of Company. Except as otherwise provided in Section 17, in the event of the dissolution, liquidation or winding up of Company, the Trustee shall receive the moneys, securities, rights or property to which the Holders are entitled, and shall timely distribute the same among them in proportion to their interests, as shown by the books of the Trustee, and upon completion of such distribution, liquidation or winding up, this Agreement shall terminate and all further obligations or liabilities of the Trustee in respect of such moneys, securities, rights or property so distributed shall cease and terminate.

11. Recapitalization of Company.

11.1 Voting Trust Certificates issued and outstanding under this Agreement at the time of a recapitalization of Company may remain outstanding, or the Trustee shall have the discretion to substitute for such Certificates with new Certificates in appropriate form, and the terms “stock”, “ordinary shares, “Subject Securities” and “share capital” as used herein shall be taken to include any stock or evidence of an interest which may be received by the Trustee in lieu of all or any part of the share capital of Company.

11.2 In the event that any reduction or increase of the ordinary shares of Company or a reorganization affecting the ordinary shares shall have been duly authorized, the Trustee is hereby authorized to make such surrender of Company’s securities held by the Trustee hereunder, pro rata on behalf of the Holders, as may be required under the terms pursuant to which such reduction, increase or reorganization is to be effected, and to receive and hold any and all ordinary shares or other securities of Company issued in exchange for such surrendered securities. Following any such action, the Certificates issued and outstanding pursuant hereto shall be deemed to represent proportionately the number of shares of common stock or other securities resulting from such reduction, increase or reorganization.

12. Rights of the Trustee.

12.1 The Trustee shall possess and have the exclusive right to exercise, in person or by nominees or proxies of the Trustee, all voting rights and powers in respect to all Subject Securities registered in the name of the Trustee hereunder, for any and every purpose, and to take part in or consent to any corporate or shareholders’ action of any kind whatsoever, as absolute owner of such Subject Securities. The Holder hereby assigns to the Trustee all voting rights that Holder otherwise might have had arising out of the ownership of the Subject Securities, whether by operation of law or agreement. The Subject Securities shall be voted by the Trustee in such manner as the Trustee deems necessary and proper. Company shall make appropriate arrangements with the Trustee to enable the Trustee to vote the Subject Securities pursuant to the previous sentence.

12.2 The Trustee shall not be responsible personally, individually or in his capacity as Trustee with respect to any action or inaction taken pursuant to the vote of the Trustee so cast in any matter or act committed or omitted to be done under this Agreement, provided that such commission or omission does not amount to gross negligence or willful misconduct on the part of the Trustee. In addition, Company agrees to indemnify and hold the Trustee harmless from any and all liabilities resulting from actions or inactions taken pursuant to this Agreement, other than with respect to acts which constitute gross negligence or willful misconduct on the part of the Trustee.

13. Trustees and Successor Trustees.

13.1 The Trustee may resign at any time by mailing to the Holders and Company a written resignation, to take effect twenty-one (21) days thereafter or upon the prior acceptance thereof. Upon the death, incompetence, liquidation, dissolution or resignation of the Trustee, a successor Trustee that meets the requirements of Section 3 above shall be appointed by Beneficiary.

13.2 The rights, powers, and privileges of the Trustee named hereunder shall be possessed by the successor Trustee(s), with the same effect as though each such successor had originally been a party to this Agreement.

14. Indemnity. Company hereby agrees to indemnify and defend and hold harmless Beneficiary from and against any and all claims, demands and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorneys’ fees, arising or resulting from the Voting Trust or the Trustee voting any and all Subject Securities.

15. [Intentionally Deleted].

16. [Intentionally Deleted].

17. Term; Termination.

17.1 This Agreement shall continue in effect until the date being five (5) years from the Effective Date; provided, however, at any time prior to the Effective Date, upon delivery of written notice by Beneficiary to Trustee, with a copy to Company and Nasdaq, Beneficiary may terminate this Agreement.

17.2 The Voting Trust will automatically terminate in the event that following the Effective Date, Company is no longer listed on the Nasdaq National Market or Nasdaq Capital Market.

17.3 The Voting Trust will automatically terminate in the event of the Beneficiary’s death, mental incapacity or otherwise being declared incompetent to manage his affairs by the courts of competent jurisdiction.

17.4 If at any time during the term of this Agreement, Beneficiary’s beneficial ownership of Company’s common stock falls below five percent (5%) of Company’s outstanding share capital, the Voting Trust will, subject to prior notice to and approval by Nasdaq, automatically terminate. In the event that Beneficiary’s ownership rises back to five percent (5%) of Nasdaq’s outstanding share capital or above, all Subject Securities, whether directly or indirectly beneficially owned by Beneficiary or any member of his immediate family or any company or entity controlled by the Beneficiary or any member of his immediate family or any affiliate of Beneficiary or any member of his immediate family shall again be submitted to the Voting Trust.

18. Selection, Compensation and Reimbursement of Trustee. Beneficiary shall have the right to nominate and select the Trustee. The initial Trustee shall be Robertson VT, Inc. Company will pay the reasonable fees of the Trustee, subject to Company’s approval of the person or entity selected as the Trustee and the proposed fees to be charged by the Trustee. Attached as Exhibit C is the fee schedule for the initial Trustee. In the event that the Trustee resigns or is dissolved or Company concludes that the fees to be charged by the entity chosen to serve as Trustee (any successor Trustee or replacement entity) are not reasonable (either prior to the engagement of such entity as Trustee or as a result of any fee increase or renewal), Company shall have the right to require the appointment of a new or replacement Trustee. The new or replacement Trustee shall be selected by Beneficiary, subject to the requirement that the replacement Trustee is satisfactory to the national securities exchange on which Company’s common stock is traded (in the event that it is traded on a national securities exchange), or subject to the appointment and approval by Company to the extent the national securities exchange (if any) on which the Company’s common stock is traded requires the appointment of a successor or replacement Trustee to be selected by Company (in which event such appointment shall subject to Beneficiary’s prior approval, which approval shall not be unreasonably withheld); provided, however, until a replacement trustee is approved by Beneficiary and appointed, the then existing Trustee shall continue to act as the Trustee, or if no Trustee is serving then the Company shall act as Trustee on an interim basis until appointment of the Trustee.

19. Expenses. Company will reimburse Beneficiary for reasonable and documented legal fees up to ten thousand United States dollars ($10,000) incurred solely in connection with and by reason of Beneficiary entering into the Voting Trust, subject to receipt of such documents and agreements related thereto as requested by Company.

20. Miscellaneous.

20.1 Notices. All notices, advices and communications to be given or otherwise made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopier or duly sent by first class registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addressee:

If to Beneficiary, to:	Wayne Gorsek 4181 Artesa Drive Boynton Beach, Florida 33436 Email: gorsek@gmail.com; and Wayne@vitacost.com

If to Kerker and/or Company, to:	Vitacost.com Attention: Ira Kerker, Esq. 2055 High Ridge Road Boynton Beach, Florida 33436 Facsimile: 561-752-8900

If to Trustee, to:	Robertson VT, Inc. Attn. Kenneth H. Robertson 370 West Camino Garden Boulevard, Suite 108 Boca Raton, Florida 33432 Facsimile: 561-394-5889

If to Nasdaq, to:	Nasdaq Stock Market, Inc. Attention: William Slattery 9600 Blackwell Road Rockville, Maryland 20850 Email: william.slattery@nasdaq.com or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received: (i) in the case of personal delivery, delivery by facsimile, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, two (2) business days after the date when sent; and (iii) in the case of mailing, on the fifth business day following that on which the piece of mail containing such communication is posted. As used herein, “business day” shall mean any day other than a day on which banking institutions in the State of New York are legally closed for business.

20.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the transactions contemplated hereby and embodies all terms binding upon the parties in respect thereof and supersedes all prior agreements, understandings and negotiations whether written or oral. No party hereto shall be liable or bound in any manner by prior or contemporaneous, express or implied, representation, warranty, statement, promise, covenant or agreement pertaining to said transactions made by, or on behalf of, any of them, unless same is expressly and specifically set forth or referred to herein. By execution hereof the parties acknowledge that the prior agreements dated June 2, 2006 and January 29, 2007 among the Company, Beneficiary and Kenneth H. Robertson (who by counterpart execution of this Agreement agrees to serve as party to this Agreement solely for purposes of this Section 20.2) is terminated, null and void.

20.3 Amendments, Waivers, Discharge and Consents. No amendment, change or modification of this Agreement or any of the provisions, terms or conditions hereof, no waiver of a right, remedy, privilege or power, or discharge of an obligation or liability, conferred upon, vested in, or imposed on either party under, or pursuant to, this Agreement, and no consent to any act or omission pertaining hereto, shall come into operation and be effective, unless duly embodied in a written instrument signed by, or on behalf of, the party against whom such amendment, change, modification, waiver, discharge or consent is asserted or sought. No failure to exercise, and no delay in exercising, any right, remedy, privilege or power under or pursuant to this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, privilege or power preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power; nor shall a waiver in any one instance be deemed or construed as a waiver in any other, past or future, instance.

20.4 Further Assurances. The parties to this Agreement shall do and perform, or cause to be done or performed, all such further acts and things, and shall execute and deliver all such other instruments and documents, as the other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

20.5 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of laws, and any original suit, action or other legal proceeding by any party hereto against any other party shall be determined by binding arbitration in Palm Beach County in accordance with the rules of the American Arbitration Association (“AAA”) by an arbitrator who is a member of the AAA mutually agreeable to the parties. If the parties cannot agree on an arbitrator then any party may notify the other parties of a proposed AAA arbitrator, who shall serve as arbitrator unless one or more of the other parties objects and delivers written notice of objection and the identity of another proposed AAA arbitrator within 10 days following the delivery of notice; in such instance, the arbitrators so selected shall agree upon an AAA arbitrator within 10 days of the selection of the last arbitrator who is timely selected, which mutually agreed to arbitrator shall arbitrate the dispute no later than 30 days following his selection. Any final decision of the arbitrator shall be binding upon the parties and shall be enforceable are hereby by submission to the sole and exclusive jurisdiction of a competent court sitting in the Palm Beach County, Florida. The party or parties prevailing shall be entitled to reimbursement for all reasonable legal fees and costs incurred by him or it from any objecting party to such arbitration.

20.6 Execution in Counterparts. This Agreement may be executed in two or more counterparts, including, without limitation, by facsimile signature, each of which shall be deemed to be an original and each of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BENEFICIARY:

Wayne Gorsek

Company: Vitacost.com, Inc.

By:
Its:	Ira P. Kerker, CEO, on behalf of himself and Company

TRUSTEE: Robertson VT, Inc.

Kenneth H. Robertson, President

Acknowledgement as to Section 20.2

Kenneth H. Robertson

SUCCESSOR TRUSTEE (if any)

By:
Its:

EXHIBIT A

SUBJECT SECURITIES

Name	Record Shares	Total
Wayne Gorsek	8,922,235	8,922,235

A-1

EXHIBIT B

FORM OF VOTING TRUST CERTIFICATE

VOTING TRUST CERTIFICATE

Date:
Certificate Number:
Number of Units:
Name(s) of Holder(s):
(the “Holder”)

This certifies that there have been transferred to the undersigned as Trustee under the Voting Trust Agreement among Wayne Gorsek, Vitacost.com, Inc. and the undersigned (the “Voting Agreement”), a certificate or certificates for _____________ shares of the common stock of Vitacost.com, Inc. (the “Company”), a Delaware corporation, and that the above-named holder or its assigns are entitled to all the benefits and interests specified in the Voting Agreement arising from the deposit of the shares, all as provided in, and subject to the terms of, the Voting Agreement. Until termination of the Voting Agreement, the registered holder hereof or its assigns are entitled to receive payments equal to the amount of the cash dividends, if any, collected by the undersigned Trustee or its successor upon the above-mentioned number of shares of common stock of the Company. Until the Trustee has delivered the stock held by it under the Voting Agreement to the holders of the Voting Trust Certificates, to an agent of the holder or to the Company as specified in the Voting Agreement, the Trustee, or its successor shall hold the stock subject to the Voting Agreement.

Unless sooner terminated as provided therein, the Voting Agreement shall terminate on the fifth anniversary of the Effective Date of the Registration Statement for the initial public offering of common stock of Company.

This Certificate is transferable only with the consent of the Trustee and then only on the books of the Trustee by the registered holder hereof in person or by attorney duly authorized according to rules established for that purpose by the Trustee and only on surrender of this certificate. Until so transferred, the Trustee may treat the registered holder as owner hereof for all purposes whatsoever.

This Certificate shall not become valid unless signed by the Trustee.

IN WITNESS WHEREOF, the Trustee has hereunto set his hand as of ________________, 200_.

________________________, Trustee

B-1

EXHIBIT C

COMPENSATION TO VOTING TRUST TRUSTEE

$2500 per calendar year or portion thereof plus reimbursement of all reasonable costs, fees and expenses in connection with provision of services hereunder and in connection with the formation and corporate maintenance of Trustee (including filing fees, franchise taxes, organizational and ongoing minutes). Company agrees to indemnify and hold harmless Trustee from all costs, fees and expenses incurred by Trustee in connection with any arbitration or litigation with respect to the Voting Trust, absent final determination of gross negligence or willful misconduct of Trustee.

C-1